CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.3

CHANGE ORDER FORM

PROJECT NAME: Driftwood LNG Phase 1 OWNER: Driftwood LNG LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: 10 November 2017	CHANGE ORDER NUMBER: CO-002 DATE OF CHANGE ORDER: July 24, 2019

The Agreement between the Parties listed above is changed as follows:

I.	Scope Adjustments

Per Article 6.1B of the Phase 1 EPC Agreement, Parties agree to modify the scope of work as detailed below.

The Parties agree that Section 5.15.1 of Attachment 1 Schedule 1-1 of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows. Further scope details of this change are enclosed as Exhibit G Phase 1 Scope Trend #S1-0040 (CSU Power).

“Contractor shall be responsible for construction power and payments until Substantial Completion. Owner shall be responsible for providing commissioning power in accordance with Exhibit D of Driftwood LNG Phase 1 Change Order number CO-002 at which point permanent power for facility and payments shall also be provided by Owner.

No later than 10 months after NTP, Contractor will turnover to Owner a rough graded pad for switchyard area having top of grade high point of 105.5 ft plant elevation (13.50 ft NAVD88), top of grade low point of 104.5 ft plant elevation (12.50 ft NAVD88) and a toe of pad slope at 3:1 ratio at pad turnover.

The Entergy switchyard rough graded pad will be constructed from general fill and does not include any settlement allowance. Owner shall be responsible for installation of final grading, compacted gravel, supply of equipment, installation, commissioning, operation, maintenance, spill cleanup and hazardous material disposal as a result of work in the switchyard areas.

Owner shall be responsible for all electricity usage fees and infrastructure fees from a local energy provider as required to meet the Project commissioning power requirements associated with the Work in accordance with Exhibit D of Driftwood LNG Phase 1 Change Order number CO-002. ~~Contractor shall be responsible for commissioning power up to a maximum of 15 MW and until 4 weeks prior to RFSU at which point permanent power facility and payments shall be provided by Owner.~~ “

The Parties agree that Section 5.15.2 of Attachment 1 Schedule 1-1 of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows. Further scope details of this change are enclosed as Exhibit H Phase 1 Scope Trend #S1-0036 (Water).

“Owner shall provide a pipeline for Contractor’s use to connect to the municipal water supply ~~at the Site boundary intersection of Global Drive and Burton Shipyard Road~~ in accordance with ~~Attachment 25, Exhibit 25-1~~ Exhibit C of Driftwood LNG Phase 1 Change Order number CO-002. Exhibit C of Driftwood LNG Phase 1 Change Order number CO-002 supersedes water tie-in information in Attachment 25, Exhibit 25-1. Tie-in descriptions to municipal water supply below:

1.
~~Contractor shall be responsible for installation of a tie-in and meter for municipal water required for construction and pay for same.   Contractor assumes that this tie-in will have the capacity to supply approximately 250 gpm at 52 psig.   Contractor shall provide and distribute water for Phase 1 construction activities on the Site until Substantial Completion of Project 2.~~

2.
~~Owner shall be responsible for installation of a tie-in and meter for municipal water required for potable uses for the Liquefaction Facility and pay for same.  This tie-in will have the capacity to supply approximately 100 gpm at 52 psig.~~

3.
~~Owner shall be responsible for installation of a tie-in and meter for municipal water required for firewater use for the Liquefaction Facility and pay for same.  This tie-in will have the capacity to supply approximately 500 gpm at 52 psig for a period of 8 hours.~~

1.
Connection number 1: Owner shall be responsible for installation of a 6” header 150# tie-in north of building parking lot area for municipal water, as depicted on Exhibit C of Driftwood LNG Phase 1 Change Order number CO-002, required for potable uses for the Liquefaction Facility and pay for same. This tie-in will have the capacity to supply 100 gpm at a minimum pressure of 50 psig. A meter will be installed adjacent to the public portion of Burton Shipyard Road.

2.
Connection number 2: Owner shall be responsible for installation of a 12” header 150# tie-in for well water required for fire/Demin/utility water use, as depicted on Exhibit C of Driftwood LNG Phase 1 Change Order number CO-002, for the Liquefaction Facility and pay for same. This tie-in will have the capacity to supply 1375 gpm at a minimum pressure of 50 psig.

3.
Connection number 3: Owner shall be responsible for installation 2” header 150# potable water connection (from 6” header referenced in connection number 1) for Main Guard House. The tie in point will be just south of Main Guard House as depicted on Exhibit C of Driftwood LNG Phase 1 Change Order number CO-002. This tie-in will have the capacity to supply at a minimum pressure of 50 psig.

4.
Connection number 4: Contractor shall be responsible for installation of a tie-in and meter for municipal water required for construction water and pay for same. Contractor will use the existing 6” header along Burton Shipyard Road and this tie-in will have the capacity to supply a minimum 250 gpm at a minimum pressure of 50 psig. Contractor shall use this connection to provide and distribute water for construction activities on the Site through all Phases of construction. Owner will not demolish or remove this 6” line prior to completion of all Phases of construction.

5.
Connection number 5: Contractor shall be responsible for installation of a tie-in and meter for municipal water required for construction water and pay for same. Contractor will use the existing 10” header along Global Drive and this tie-in will have the capacity to supply a minimum of 250 gpm at a minimum pressure of 50 psig. Contractor shall use this connection to provide and distribute water for construction activities on the Site through all Phases of construction. Owner will not demolish or remove this 10” line prior to completion of all Phases of construction.

6.
~~Contractor~~ Owner will supply and install ~~three~~ water wells ~~(up to 500 feet deep each and spaced 100 feet apart) on the Site~~ off-site ~~to supplement and/or substitute for water provided by the municipal water system~~ to meet water requirements as described above.  ~~The water wells will be designed with 500 gpm pumping capacity per well.   The pumping capacity, spacing and depth of the wells are subject to change based on field verification (test wells).~~ Owner will provide water (quantity, quality, and delivery conditions) as specified in Exhibit C of Driftwood LNG Phase 1 Change Order number CO-002. Contractor shall be entitled to a Change Order should field verification warrant modifications to the existing design in order to meet the required flowrates and quality for the firewater and utility/process water systems.  ~~Contractor assumes that the water quality from the wells on Site is consistent with the Calcasieu Parish water quality data in the Chicot Aquifer Summary Baseline Monitoring Report, FY 2002, Louisiana Department of environmental Quality.~~ Owner will allow Contractor to use excess well water, assuming wells are first used to supply all appropriate Liquefaction Facility operation uses, for construction purposes for all Projects.”

The Parties agree that Section 1.7 will be added to Attachment 21 of the Phase 1 EPC Agreement as follows to the extent that it applies to Phase 1 Scope Trend #S1-0036 (Water), #S1-0040 (CSU Power), and #S1-0041 (Road Modifications).

	Description of Data/Information/Documents Provided	Date Provided or to be Provided
1.7
Owner to provide written confirmation to Contractor that utility companies have disconnected all existing customers served by water, sewer, power, and telecommunication utilities crossing or within the Site boundaries and that above mentioned utilities are no longer required.
30 days prior to NTP

The Parties agree that Section 2.8 of Attachment 21 and of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows to the extent that it applies to Phase 1 Scope Trend #S1-0036 (Water).

	Description of Data/Information/Documents Provided	Date Provided or to be Provided
2.8
Provide municipal water supply to the designated tie-in points in accordance with ~~Attachment 25, Exhibit 25-1 and~~ Attachment 1, Schedule 1-1, Section 5.15.2 as agreed and modified in Driftwood LNG Phase 1 Change Order number CO-002.

~~At NTP~~
Connection number 1: 6” header 150# potable water: connection and water supply provided prior to month 7 after NTP.
Connection number 2: 12” header 150# tie-in and meter for well water required for fire/Demin/utility water use connection provided prior to month 7 after NTP and water supply available prior to 20 months after NTP
Connection number 3: 2” header 150# potable water: connection and water supply provided prior to month 7 after NTP.

The Parties agree that Sections 2.15 of Attachment 21 of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows. Further scope details of this change are enclosed as Exhibit I Phase 1 Scope Trend #S1-0041 (Road Modifications).

	Description of Data/Information/Documents Provided	Date Provided or to be Provided
2.15
a) Provide expansion of (i) Burton Shipyard Road including all associated utilities, easements, etc. so as to provide access to the Site according to the indicative standard in Exhibit 21-1. Owner is responsible for the construction of the ~~road improvements~~ Burton Shipyard Road from Highway 27 to approximately 3040 feet east of Global Drive intersection and (ii) Highway 27 including all associated utilities, easements, etc. so as to provide access to the Site according to the indicative standard in Exhibit 21-2.
180 Days after NTP or upon completion of Burton Shipyard Road, whichever is earlier, is considered as the “Road Improvement Period”. During the Road Improvement Period, Owner will ensure that two (2) lanes of traffic remain open for Contractors use of the portion of Burton Shipyard Road from Highway 27 to approximately 3040 feet east of Global Drive intersection to provide access to the Site according to the indicative standard in Exhibit 21-1.
b) Convert Global Drive to private road from approximately twenty (20) feet south of the cemetery entrance to the Liquefaction Facility
c) Convert Burton Shipyard Road to private road from, as a minimum, the location of the permanent plant gate house to east end at Calcasieu River bank
[***]
~~At NTP~~ Item a): 180 days after NTP; Item b): at NTP Item c): at NTP Item d): at NTP

The Parties agree that Sections 2.9, 2.16, and 2.26 of Attachment 21 and of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows to the extent that it applies to Phase 1 Scope Trend #S1-0040 (CSU Power).

	Description of Data/Information/Documents Provided	Date Provided or to be Provided
2.9
Provide permanent electric power at the Benoit Switchyard tie-in points in accordance ~~with the power supply requirements described in document the Scope of Facilities document 26089-200-G01-000-00001~~ with Exhibit E of Driftwood LNG Phase 1 Change Order number CO-002.
[***] weeks before first RFSU
2.16
Remove all existing Jefferson Davis substation above ground equipment, electrical lines and power poles along Global Drive and release servitude [***] days after NTP. After [***] days after NTP Contractor will remove the existing aboveground infrastructure at Owner’s expense.
Note that Contractor will be removing switchyard concrete pad as part of its demolition work.
[***] Days after NTP
2.26
Owner to provide commissioning electric power at the Benoit Switchyard tie-in points in accordance with Exhibit D of Driftwood LNG Phase 1 Change Order number CO-002.

Owner supplied power will be available at the four (4) Owner tie-in points (H frame structures) located at Benoit Substation East side fence in accordance with Exhibit E of Driftwood LNG Phase 1 Change Order number CO-002.

Contractor will provide 90-day notice of when CSU power will be required. Owner to supply a minimum of 15MW, 34.5kVac, 60Hz CSU power by the later of NTP + [***] months or 90-day notice from Contractor

II.	Cost Adjustments

The Parties agree that Article 7, Section 7.1 (Contract Price) of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows:

“As compensation in full to Contractor for the full and complete performance of the Work and all of Contractor’s other obligations under this Agreement, Owner shall pay and Contractor shall accept ~~Seven Billion Two Hundred and Forty Million~~ Three ~~Hundred and Fourteen Thousand Two Hundred and Thirty Two~~ Seven Billion Two Hundred and Twenty One Million Three Hundred and Fifty Five Thousand Two Hundred and Ninety U.S. Dollars (U.S.~~$7,240,314,232~~ $7,221,355,290) and Three Hundred and Seventy Five Million Three Hundred and Forty Four Thousand One Hundred and Nineteen Euros (€375,344,119) (collectively the “Contract Price”).”

The Parties agree that Article 7, Section 7.1.A (Aggregate Provisional Sum) of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows:

“Aggregate Provisional Sum. The Contract Price includes an aggregate amount of ~~Five Hundred and Forty Three Million Four Hundred and Twenty Thousand Eight Hundred and Eighteen~~ Five Hundred and Thirty Eight Million Eight Hundred and Nineteen Thousand Two Hundred and Eight U.S. Dollars (U.S.~~$ 543,420,818~~ $538,819,208) (the “Aggregate Provisional Sum”) for the Provisional Sums. The scope and values of each Provisional Sum comprising the Aggregate Provisional Sum amount are included in Attachment 31.”

The Parties agree that the below excerpt of Section 2.7 (Louisiana Sales and Use Taxes Provisional Sum) of Attachment 31 of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows:

“The Aggregate Provisional Sum contains a Provisional Sum of [***] (U.S.$ [***]) for Louisiana Sales and Use Taxes arising in connection with the Work (“Louisiana Sales and Use Taxes Provisional Sum”).”

The Parties agree that the below excerpt of Section 2.9 (Commissioning Power Provisional Sum) of Attachment 31 of the Phase 1 EPC Agreement is modified (red text are additions and strikethrough text are deletions) per the below. [***].

“The Aggregate Provisional Sum contains a Provisional Sum of [***] Dollars (U.S.$[***]) for the supply of commissioning power to the LNG facility as necessary to support the Project Schedule and the Work (“Commissioning Power Provisional Sum”). The Commissioning Power Provisional Sum work is defined in the modified Section 5.15.1 of Attachment 1-1 in Driftwood LNG Phase 1 Change Order number CO-002 to include supply of equipment, installation, commissioning, operation, maintenance and all electricity usage fees and infrastructure fees from a local energy provider as required to meet the Project commissioning power requirements associated with the Work.”

The Parties agree that Attachment 3 (Payment Schedule), Schedule 3-1 (Milestone Payment Schedule USD) of the Phase 1 EPC Agreement is modified by addition of the payment milestones listed in Exhibit A of Driftwood LNG Phase 1 Change Order number CO-002.

Adjustment to Contract Price
The original Contract Price was	USD 7,240,314,232	EUR 375,344,119
Net change by previously authorized Change Orders (# CO-001)	USD 0	EUR 0
The Contract Price prior to this Change Order was	USD 7,240,314,232	EUR 375,344,119
The Contract Price will be ~~(increased)~~ (decreased) ~~(unchanged)~~
by this Change Order in the amount of	USD (18,958,942)	EUR 0
The new Contract Price including this Change Order will be	USD 7,221,355,290	EUR 375,344,119

Adjustments to dates in Project Schedule:

The following dates are modified: N/A

Adjustment to other Changed Criteria: N/A

Adjustment to Payment Schedule: Yes. See Exhibit A

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: AP Contractor HC Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Howard Candelet	/s/ Andrey Polunin
Owner	Contractor
Howard Candelet	Andrey Polunin
Name	Name
SVP Projects, President Driftwood LNG	Senior Vice President
Title	Title
24th July 2019	May 31, 2019
Date of Signing	Date of Signing